Exhibit 5.1

STEFF LAW GROUP
A PROFESSIONAL CORPORATION

32 EXECUTIVE PARK. SUITE 105
IRVINE, CALIFORNIA 926146742
TELEPHONE  949.660.9700
FACSIMILE:    949.660.9010

October 1. 2007

Punchline Entertainment Inc.
991 1 24th Drive S.E.
Everett, Washington 98208

Attention: Nikolai Malitski

     Re: Registration Statement on  Form SB-2

Dear Mr. Malitski:

As special counsel to Punchline Entertainment, Inc., a Nevada corporation (the "Company"), we have been requested to provide our opinion regarding 2,000,000 shares of the Company's common stock which have been issued by the Company (the "Shares"). We have been informed that the Shares will be registered for sale or transfer by the provisions of that certain Registration Statement on Form SB-2 (the "Registration Statement"), which is anticipated to be filed by the Company with the Securities and Exchange Commission on or about October 1, 2007, pursuant to the provisions of the Securities Act of I 933, as amended, relating to the registration of the Shares, which are owned by those selling stockholders specified in the Registration Statement. Accordingly, the purpose of this letter is to respond, in writing, to that request and furnish that opinion.

It is our opinion that the Shares have been duly and validly authorized for issuance and are validly issued, fully paid, and non-assessable. The opinion specified in this letter is based solely on Nevada law. We express no opinion as to compliance with the laws of any other jurisdiction and the effect, if any, which any such non-compliance might have.

We confirm that we furnish no opinion with respect to the truth and accuracy or the completeness of the Registration Statement, other than this opinion letter. The opinion specified in this letter is expressly limited to the matters specified in this letter, and we furnish no opinion, express or implied, as to any other matter relating to the Company or its securities. Additionally, no provision of this letter is intended to, nor shall any such provision, be construed as an opinion concerning any matter not specified in this letter.

Punchline Entertainment Inc.
Nikolai Malitski
October 1 2007
Page 2


We consent to (i) the use of this letter as an exhibit to the Registration Statement, (ii) the disclosure in the prospectus portion of the Registration Statement of the opinion specified in this letter, and (iii) the use of our name in the Registration Statement.

The Company is hereby advised, urged, and encouraged to consult with and, if appropriate, retain securities counsel in each jurisdiction outside the United States in which the Shares may be offered and sold regarding compliance with the securities laws of such jurisdiction.

Finally, of course, in the event that you have questions or comments regarding this matter, please do not hesitate to contact us. Thank you.

Sincerely,

STEPP LAW GROUP


/s/ Thomas E. Stepp, Jr.
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By: Thomas E. Stepp, Jr.